UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 15, 2013

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 Hembree Road

Roswell, GA 30076

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 16, 2013, AdCare Health Systems, Inc. (the “Company”) issued a press release announcing that, due to the reasons described in the press release, the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the previously announced restatements of the Company’s financial statements for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 will be delayed beyond April 16, 2013 (the extended filing deadline for the Form 10-K).  The press release also includes the Company’s preliminary unaudited: (a) consolidated balance sheet as of December 31, 2012; and (b) consolidated statement of operations for the quarters ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 and the year ended December 31, 2012.  A copy of the press release is attached hereto as Exhibit 99.1.

The information provided pursuant to this Item 2.02, including Exhibit 99.1, is “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, and shall not be incorporated by reference in any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent expressly set forth by specific reference in any such filings.

The press release includes a presentation of “Adjusted EBITDA from continuing operations” and “Adjusted EBITDAR from continuing operations.”  The Company defines: (i) Adjusted EBITDAR from continuing operations as net income (loss) from continuing operations before interest expense, income tax expense, depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss, other non-routine adjustments (primarily a recovery of a receivable and a non-cash settlement gain), retirement and salary continuation costs and rent cost; and (ii) Adjusted EBITDA from continuing operations as net income (loss) from continuing operations before interest expense, income tax expense, depreciation and amortization (including amortization of non-cash stock-based compensation), acquisition costs (net of gains), loss on extinguishment of debt, derivative loss or gain, other non-routine adjustments (primarily a recovery of a receivable and a non-cash settlement gain) and retirement and salary continuation costs.

Adjusted EBITDAR from continuing operations and Adjusted EBITDA from continuing operations should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by, or used in, operations, as determined in accordance with GAAP.  Adjusted EBITDAR from continuing operations and Adjusted EBITDA from continuing operations are used by the Company’s management to focus on operating performance and management without mixing in items of income and expense that relate to the financing and capitalization of the business, fixed rent or lease payments of facilities, derivative loss or gain and certain acquisition related charges.  The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s performance, results of operations and financial position for the following reasons:

•                                          They are helpful in identifying trends in the Company’s day-to-day performance because the items excluded have little or no significance to the Company’s day-to-day operations;

•                                          They provide an assessment of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•                                          They provide data that assists management to determine if adjustments to current spending decisions are needed.

The Company believes that the use of these non-GAAP financial measures provide a meaningful and consistent comparison of the Company’s underlying business between periods by eliminating certain items required by GAAP, which have little or no significance in the Company’s day-to-day operations.

Quantitative reconciliations of Adjusted EBITDAR from continuing operations and Adjusted EBITDA from continuing operations to the most directly comparable GAAP financial measures are included in the press release attached hereto as Exhibit 99.1.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2013 (the “Separation Date”), Martin D. Brew resigned from his position as the Company’s Chief Financial Officer and from all other officer positions with the Company and its subsidiaries.  In connection with such resignation, the Company and Mr. Brew have agreed in principle to the terms of, and are in the process of negotiating, a separation agreement, pursuant to which: (i) Mr. Brew would continue to be employed by the Company, at its option, for up to six months after the Separation Date (the “Transition Period”) to serve in an accounting and financial support role, provided, however, that the Company may not terminate such employment prior to June 3, 2013 (the date on which certain options held by Mr. Brew shall vest); and (ii) the Company would pay to Mr. Brew six months’ severance as salary continuation following the Transition Period, subject to Mr. Brew’s successful completion thereof.  The foregoing terms of Mr. Brew’s separation from the Company are subject to, and conditioned upon, the execution and delivery by the Company and Mr. Brew of a mutually acceptable separation agreement.  Amounts payable to Mr. Brew under such separation agreement would be in lieu of any payments or benefits he may otherwise be entitled to receive under his employment agreement with the Company.

A copy of the press release announcing Mr. Brew’s resignation is attached hereto as Exhibit 99.1.

Item 7.01  Regulation FD Disclosure

The information contained in Item 2.02 of this Current Report is incorporated in this Item 7.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1        Press Release dated April 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 19, 2013

ADCARE HEALTH SYSTEMS, INC.

	By:	/s/ Boyd P. Gentry
	Name:	Boyd P. Gentry
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated April 16, 2013.